                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
  OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                  Commission File Number 0-00631

                            WebFinancial Corporation
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             (Exact name of registrant as specified in its charter)

                         590 Madison Avenue, 32nd Floor
                            New York, New York 10022
                                 (212) 520-2300
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.001 par value
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please  place  an X in  the  box(es)  to  designate  the  appropriate  rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    /X/        Rule 12h-3(b)(l)(i)    /_/
        Rule 12g-4(a)(l)(ii)   /_/        Rule 12h-3(b)(l)(ii)   /_/
        Rule 12g-4(a)(2)(i)    /_/        Rule 12h-3(b)(2)(i)    /_/
        Rule 12g-4(a)(2)(ii)   /_/        Rule 12h-3(b)(2)(ii)   /_/
                                          Rule 15d-6             /_/

     Approximate  number of holders of record as of the  certification or notice date: 200

     Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,
WebFinancial  Corporation has caused this  certification/notice  to be signed on its behalf by the undersigned duly authorized person.

Date:  May 15, 2006            WEBFINANCIAL CORPORATION

                               By: /s/ Glen Kassan
                                   ---------------------------------------------
                               Name: Glen Kassan
                               Title: Vice President and Chief Financial Officer

Instruction:  This  form is  required  by Rules  12g-4,  12h-3  and 15d-6 of the
General Rules and  Regulations  under the  Securities  Exchange Act of 1934. The registrant  shall file with the Commission three copies of Form 15, one of which shall be manually signed.  It may be signed by an officer of the registrant,  by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

          PERSONS  WHO  RESPOND  TO  THE   COLLECTION  OF  INFORMATION
          CONTAINED  IN THIS FORM ARE NOT  REQUIRED TO RESPOND  UNLESS
          THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.